FedFirst Financial Corporation 8-K

For Immediate Release

Contact:	Patrick G. O’Brien, President and CEO (724) 684-6800

FedFirst Financial Corporation Announces
Intention to Extend Offering and Obtain Updated Appraisal

July 20, 2010, Monessen, PA – FedFirst Financial Corporation (Nasdaq - FFCO), holding company for First Federal Savings Bank, announced today that it intends to seek an extension of time to complete the stock offering being conducted in connection with its reorganization from the two-tier mutual holding company structure to the stock holding company structure. The Company intends to obtain an updated independent appraisal and to complete the offering thereafter. In accordance with Office of Thrift Supervision regulations, the amount of stock to be sold in the offering is based on an independent appraisal of the Company.

The offering is being conducted by the new holding company for First Federal Savings Bank – a newly formed state chartered corporation also named FedFirst Financial Corporation – in connection with the second-step conversion of First Federal Savings Bank.

In accordance with regulatory requirements, all persons who submitted orders in the subscription and community offerings will have their subscriptions cancelled and funds returned with interest or deposit holds released.  After obtaining an updated appraisal, FedFirst Financial Corporation intends to conduct a resolicitation of orders from the persons who previously subscribed to purchase shares in the offering. The precise timing and manner of the resolicitation have not yet been determined. Upon finalization of the revised appraisal and related regulatory reviews, resolicitation offering materials will be mailed to subscribers. Completion of the second-step conversion and offering remain subject to final approvals by the Office of Thrift Supervision, and are expected to occur in the third quarter of 2010. More specific information on the resolicitation process and the timing of the completion of the offering will be made public when available.

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating nine full-service branch locations in southwestern Pennsylvania.  First Federal Savings Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary.

This press release contains certain forward-looking statements about the conversion and offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement.

The shares of common stock of new FedFirst Financial are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.